EXHIBIT 10(z)

Union contract dated September 13, 1996, between Everest & Jennings Inc. and District No. 9, International Association of Machinists and Aerospace Workers.

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                                      INDEX


                                    1996-1999

                              COLLECTIVE AGREEMENT

                                     BETWEEN

                               EVEREST & JENNINGS

                                       AND

                       THE MACHINIST AND AEROSPACE WORKERS
                                IAMAW DISTRICT #9


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ARTICLE                                                                     PAGE
NUMBER            DESCRIPTION                                             NUMBER
------            -----------                                             ------

               Preamble....................................................  1

Article I      Purpose of Agreement........................................  2

Article II     Recognition.................................................  2

Article III    Union Security..............................................  3

Article IV     Non-Discrimination..........................................  7

Article V      Non-Interruption of Work....................................  7

Article VI     Seniority...................................................  7

Article VII    Hours of Work............................................... 11

Article VIII   Overtime.................................................... 12

Article X      Holidays.................................................... 14

Article XI     Vacation.................................................... 15

Article XII    Perfect Attendance Recognition.............................. 17

Article XIII   Insurance and 401(K) Savings Program........................ 17

Article XIV    Bereavement................................................. 19

Article XV     Leave of Absence............................................ 19

Article XVI    Jury Duty................................................... 21

Article XVII   Grievance and Arbitration Procedure......................... 22

Article XVIII  Disciplinary Action......................................... 23

Article XX     Drug Testing................................................ 24

Article XXI    Management Rights........................................... 25

Article XXII   Alteration of Agreement..................................... 26

Article XXIII  Separability................................................ 26

Article XXIV   Notices..................................................... 26

Article XXV    General..................................................... 27

Article XXVI   Duration.................................................... 27

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               Letter of Agreement "Benefit Programs"                       29
               Letter of Agreement "Severance"                              30
               Amendment A                                            31,32,33
               Amendment B                                               34,35
               Amendment C                                               36,37
               Amendment D                                                  38
               Schedule A                                                39,40

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Preamble

      This Agreement made and entered into by and between Everest & Jennings Inc. and or its successors and assigns, hereinafter referred to as the "Company" and District No. 9, International Association Of Machinists and Aerospace Workers, hereinafter referred to as the "Union" is for the joint use and benefit of the contracting parties as defined and set forth herein.


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Article I   Purpose of Agreement

      It is the intention of the parties that this Agreement will establish sound and meaningful relations between the Employer and the Union on behalf of its employees, which will promote harmony and genuine cooperation to the end that the Employer and the employees may mutually benefit.

Article II  Recognition

Section 1.0

      The Employer hereby recognizes District No. 9, International Association of Machinists and Aerospace Workers, its designated agents and representatives and/or assigns pursuant to the Labor-Management Relations Act, as amended, as the sole and exclusive collective bargaining agent on behalf of all of the employees of the Company within the bargaining unit as herein defined with respect to wages, hours, and working conditions.

The term "employee" as used in this Agreement shall mean and include the following:

      All production, maintenance, and distribution employees employed by the Employer at its 3601 Rider Trail South, Earth City, Missouri 63045 facility. EXCLUDING Customer Service, Engineering, Sales and Marketing, office clerical and professional employees, temporary employees, guards, and supervisors as defined in the Act.

      The employees represented by the Union and covered by this Agreement are sometimes hereinafter collectively referred to as the "employees" or individually as the "employee".

      This Agreement shall be applied in the same manner to all employees. Whenever reference is made to the male gender, the word "his" etc. refers to both genders and is used only for expediency.

Section 2.0   Bargaining Unit Work

      Persons not in the bargaining unit shall not perform work ordinarily performed by bargaining unit employees except in the event of testing/experimental work, training, and emergency situations including unexpected absenteeism and equipment breakdown. Notice of the emergency situation will be given to the Chief Steward or his/her delegate. (An emergency situation would be a condition that could not reasonably have been anticipated to occur during the course of normal operations or that threatens serious consequences to the Employer's operations.)


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Article III Union Security

Section 1.0

      It shall be a condition of continued employment that all employees of the Employer covered by this Agreement who are members of the Union on the effective (execution) date of the Agreement shall remain members and those who are not members on the effective (execution) date of this Agreement shall, not later than the sixty-first (61st) day (or such longer periods as the parties may specify) following the effective (execution) date of this Agreement, become and remain members in the Union. It shall also be a condition of continued employment that all employees covered by this Agreement and hired on or after its effective (execution) date shall, not later than the sixty-first (61st) day following the beginning of such employment, become and remain members in the Union.

      The Company will within three (3) working days after receipt of notice from the Union, via certified mail to the Director of Human Resources at the address of record, discharge any employee who is not in the Union as required by the preceding paragraph.

      The Union shall indemnify and save the Employer harmless against any and all claims, demands and suits, or other forms of liability that shall arise out of or by reason of action taken by the Employer for the purpose of complying with any of the provisions of this article.

Section 2.0 Dues Check-off

      Upon receipt of signed authorization from the employee involved, the Employer shall deduct from the employee's pay the initiation and/or reinstatement fees and dues payable by him/her to the Union during the period provided for in said authorization. The amount will be certified by the Financial Secretary of the Local Lodge.

      Deductions shall be made on account of initiation and/or reinstatement fees and dues payable from the first pay of the employee after receipt of the authorization. Deductions shall be made on account of Union dues from the first pay check of the employee after receipt of the authorization and monthly thereafter from the first pay of the employee in each month.

      Deductions provided in the first paragraph of this article shall be remitted to the Financial Secretary of the Union no later than the tenth (10th) day of the month following the month in which the deduction was made and shall include all deductions made in the previous month. The Employer shall furnish the Financial Secretary of the Union, monthly, with a record of those for whom deductions have been made and the amounts of the deductions, and the names of those employees for whom deductions were not made and the reason they were not made.


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The parties agree that check-off authorization shall be in the following form:

      Name of Employee___________________________________________
                              (Please Print)

      Dept. No.   ____________  Clock No.________________________

      Social Security No._________________

Date_____________________

      I hereby authorize and direct ________________ to deduct from my pay beginning with the current month, initiation and reinstatement fees and my regular monthly Union dues, as certified to the Company by the Financial Secretary of the Union, on account of membership dues in Lodge No. of the International Association of Machinists and Aerospace Workers.

      I submit this authorization and assignment with the understanding that it will be effective and irrevocable for a period of one (1) year from this date, or up to the termination date (if any) of the current collective bargaining agreement between and Lodge No.____________ of the International Association of Machinists and Aerospace Workers, whichever occurs sooner.

      This authorization and assignment shall continue in full force and effect for yearly periods beyond the irrevocable period set forth above, and each subsequent yearly period shall be similarly irrevocable unless revoked by me within five (5) calendar days prior to the date of termination of any irrevocable period hereof Such revocation shall be effected by written notice, sent by Registered Mail, Return Receipt Requested, to the Employer and the Union within such five (5) work day period.

      Signature____________________________________

      If, due to illness or being on vacation, an employee's dues are not checked off, such deduction will be made no later than the tenth (10th) day of the month following his return to work.

Section 3.0 Union Committee

      The Company recognizes and will deal with all accredited members of the Shop Committee, Stewards, and all other Business Representatives in all matters relating to grievances, interpretations of the Agreement or in any other matters which affect, or may affect, the relationship between the Company and the Union.

      A written list of the Shop Committee members and Union Stewards shall be shed to the Company immediately after their designation, and the Union shall notify the Company promptly of any changes.


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      There shall be one (1) Shop Steward or Committee Person over the employees in the bargaining, unit. The number and location of Stewards may be adjusted by mutual agreement of the Company and Union. A Committeeman or Steward will be permitted to leave his work station to attend grievance meetings provided such Committeeman or Steward obtains permission from his Supervisor prior to leaving his workstation and obtains permission from the Supervisor of the area into which he is going. Such permission shall not be unreasonably withheld. All other grievance meetings, investigations, and Union business will be conducted during non-working hours, unless permission is granted by the Company; provided, however, if any such meeting is called by the Company during working hours, the Committeeman or Steward will be compensated for the time lost during working hours.

Section 4.0 New Employees-Notification

      The Employer shall notify the Union in writing within seven (7) days from date of hiring new employees. The following information will be given:

      1.    Name and home address.
      2.    Social Security number.
      3.    Classification and rate of pay.
      4.    Date of hire.

Copy of the above information will be transmitted to the Local Union.

Section 5.0 Visitation

      A designated Business Representative of the Union may be permitted on the Company premises for the purpose of conducting his/her duties provided prior approval is obtained from the Director of Human Resources. It is further understood every effort will be made to minimize and/or avoid any interference or disruption with normal production activity. Such designated Business Representative shall comply with the security regulations as required of all other facility visitors.

Article IV  Non-Discrimination

      The provisions of this Agreement shall apply to all employees covered by this Agreement, without discrimination on account of race, color, national origin, sex, creed, marital status, veteran status, handicap status, or age contrary to the Age Discrimination Act of 1967, as amended. The Company will not interfere with, restrain, or coerce the employees covered by this Agreement because of membership in or activity on behalf of the Union.


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Article V   Non-Interruption of Work

Section 1.0

      During the term of this Agreement, there shall be no lockouts by the Company and the Union agrees that neither it nor any of the employees covered by this Agreement will call, cause, instigate, engage in, promote, foment, or ratify a strike, stoppage, slowdown, or any interference with normal production of any kind whatsoever.

Section 2.0

      It is agreed that violation of this Article by any employee shall be considered grounds for disciplinary action up to and including discharge of such employee for cause.

Article VI  Seniority

Section 1.0 Probationary Period

      A new employee will be a probationary employee for a period of sixty (60) days after the employee's date of hire. The Company shall have the right, upon agreement of the Union to extend the probationary period for an additional thirty (30) days whenever deemed necessary. If an employee is absent from work due to a Worker's Compensation injury or on Worker's Compensation light or limited duty, the employee's probationary period shall be extended by the period of such absence or light duty assignment. During the probationary period, the Company may discharge a probationary employee, with or without cause, and such action shall not be the subject matter of any grievance thereunder. Upon successful completion of the probationary period, the employee's seniority shall date from the date of hire.

Section 2.0 Definition of Seniority

      Seniority is deemed as an employee's length of service with the Company. The department that an employee is assigned to at the time of hire is the employee's "home department". An employee continues to accrue seniority in the employee's home department. An employee temporarily transferred to another department remains assigned to the employee's "current department." If an employee is permanently transferred (via job bid) to another department, then the employee will thereafter accrue seniority in the reassigned department. An employee retains all seniority accrued in each department that the employee has been permanently assigned to during the employee's continuous employment by the Company.


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Section 3.0

      An employee with seniority rights who is promoted to a non-bargaining unit position shall retain bargaining unit seniority which was accumulated at the time he/she was promoted to any non-bargaining unit position. However, all time spent working in such a non-bargaining unit position will not accumulate bargaining unit seniority.

      During the initial twelve (12) months immediately following the date of such promotion, the promoted employee shall retain the right of re-entry into the bargaining unit in the event of demotion, layoff resulting from lack of work or should the employee change his/her mind and wish to return to an hourly bargaining unit job. This right of return with prior seniority rights expires after twelve (12) months from the date of promotion.

Section 4.0 Termination of Seniority

      The seniority and employment status of an employee shall terminate for any of the following reasons:

      (a)   Voluntary quit by the employee.
      (b)   Discharge for cause.
      (c) Three (3) consecutive work days of unreported absence without a bona fide reason, acceptable to the Company, for not reporting such absence.
      (d) Failure to report for work within three (3) working days after release by the attending doctor when an employee is on a compensable injury or illness leave of absence.
      (e)   Failure to report for work when recalled from lay off within five
            (5) working days after the date of notice from the Company.
      (f)   Failure to return to work at the end of any leave of absence.
      (g) If the employee has performed no work for the Company for a period of one year.

Section 5.0 Layoff

      If there is a layoff in a department, an employee that is affected shall be transferred in inverse order of previous assignments to a department in which an employee has departmental seniority greater than another employee in that department. The employee being transferred must be able to demonstrate that the employee's skill and ability is relatively equal to the incumbent employee to be displaced by the employee being transferred. If the employee is unable to displace a less senior employee, m a previously held department the employee will use their plant seniority to displace the least senior employee in their home department. If the employee cannot displace the least senior employee in their home department; then the employee will be


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placed into an entry level position that their plant seniority will allow them to hold.

Section 6.0 Recall

      The recall of employees from layoff will be in reverse order of the layoff. An employee recalled to work shall be notified by certified mail, return receipt requested, addressed to the employee at the employee's last known address on the Company's records, or the employee may be recalled by telegram or telephone. Upon receipt of notice to return to work, an employee shall contact the Company within two (2) working days, indicating the employee's intent to return to work and shall report for work within five (5) working days after the date of notice from the Company.

Recall Preference Election Form

In connection with your layoff which was effective __________________, below indicate your choice for recall.

Please check one.

________ I wish to be recalled to perform any entry level position when my seniority would allow me to return.

________ I wish to be recalled to perform in a previously permanently assigned position I've held when my seniority would allow me to return to such a position.

________ I wish to be recalled to perform my current position 2& when my seniority would allow me to return to it.

My signature below acknowledges my understanding of the following recall conditions:

1. My recall will be subject to the choice I elected above along with my eligibility for recall at such time.

2. Regardless of my above election I understand I will be recalled to work before any new employees are hired into positions for which I am qualified to perform.

3. If I later wish to change my above choice, I must do so in writing in person at the Human Resources Department. Any change of my choice will not become effective until after five (5) working days following such change.

      Employee Signature:___________________

                               Date:___________________

Section 7.0 Job Bids

      Job bids will be posted for all new or vacant hourly positions.


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      *Bids will be posted on the employee bulletin board for
three (3) working days.

      *Bids will be awarded by seniority under the following criteria:

            -The senior employee will be awarded the bid if he/she has the skills and ability to perform the job or has successfully completed a company training program.

            -If the employee has not been awarded another job bid in the last six (6) months.

            -Certification for forklifts must be completed prior to the bid coming down.

      *Once a job bid has been taken down and awarded, the awardee cannot withdraw from the bid (employee has three (3) days while the bid is on the board to investigate the open position), *Once transferred if an employee cannot perform the job, he/she will be returned to their previously held position if open or any open position for which they are qualified.

Lead positions are chosen by criteria other than seniority. Seniority will be the determining factor if two (2) candidates are equally qualified in all job requirements.

      Example: Leads/Trainers

Employee's entire employment record is considered: * Absenteeism

      * Team effort
      * Communication skills
      * Follows company policies
      * Skill (written and/or oral test may be given)

Highly skilled operations are awarded based on skill and ability demonstrated via performance test. Seniority will be the determining factor if two (2) candidates are equally qualified in all job requirements.

Job Bids. If a job classification within a department on any shift becomes open, the senior employee in the same classification will be given the opportunity to fill the shift opening, provided such a transfer does not adversely affect normal operations.

Section 8.0 Training

The Company encourages employees to enhance their skills through job relatedness training programs offered by Everest & Jennings.

Time spent in training programs not offered during the employees normal work hours Will not be paid by the Company. At no time will overtime premium be paid for employee attendance in training initiated by the employee.


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Section 9.0

Management reserves the right to temporarily transfer employees to any job deemed necessary. The Company will make every attempt to select employees based on seniority, provided they have the skill and ability to perform the work available.

Temporary transfers shall not exceed thirty (30) work days without mutual agreement between the Union and the Company. Temporary transfers due to leave of absence are not bound by the thirty (30) day restriction. The Chief Steward or designate shall be informed of all temporary transfers.

Article VII Hours of Work

Section 1.0

      Forty (40) hours per week, Monday through Friday, eight (8) consecutive hours per day exclusive of an unpaid lunch period, shall constitute a normal work week. It is understood, however, that the Company does not guarantee to provide forty (40) hours of work weekly or eight (8) hours of work daily to any employee. At the execution date of this Agreement, the shift starting times are as follows: 1st shift 6:00 A.M.; 2nd shift 3:00 P.M. The Company may change these starting times during the term of this Agreement and may vary such starting times for different individuals, groups or departments, but the Union will be advised in advance.

Section 2.0 Break/Lunch Periods

      Two (2) rest periods will be given to the employees, one (1) in the first half of the shift consisting of fifteen (15) minutes, and one in the second half of the shift consisting of ten (10) minutes. A thirty (30) minute unpaid lunch period shall be provided as near as practical to the middle of the shift.

Article VIII Overtime

Section 1.0

      All work performed in excess of eight (8) hours during a day or in excess of forty (40) hours during the work week shall be paid for at the rate of time and one half (1-1/2). All work performed on Sunday shall be paid for at the rate of double time, provided such employee worked a minimum of forty (40) hours in that work week and all scheduled hours on Saturday. Holiday and vacation time will be considered as a day worked for computation of overtime pay.


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Section 2.0

      There shall be no pyramiding of overtime rates. It is also agreed that overtime and other premiums shall not be paid more than once for any hour worked.

Section 3.0 Overtime Notice

      The Company recognizes that it is in the best interest of the employees and the Company to have as much notice of overtime as possible. The parties also recognize, however, that because of customer demands, it is not always possible to give advance notice of overtime. Whenever possible the Company agrees to post a notice of Saturday or Sunday overtime by 11:00 A.M. on the preceding Thursday; provided that if conditions change the Company may cancel such overtime on Friday. Notice of week day overtime will be given at least one full shift in advance; provided, however, because of customer demands, employee absenteeism, or other such emergencies, overtime can be scheduled without such notice upon notification to the Chief Steward or other union official of the reason therefore. (Second shift employees working a full shift on Friday will not be required to report until eight (8) hours have elapsed since the end of the shift on Friday. It must be understood, however, such employees win work the full scheduled number of hours, as posted, on Saturday).

Section 4.0    Overtime Assignment

      Preference for overtime work shall be given to employees (excluding probationary employees) regularly employed on such job or operation and where less than all the employees regularly employed on such job or operation are needed for overtime work. Preference for such work shall be in the first instance given to employees in order of seniority. In the event an insufficient number of employees choose to work the overtime, then the least senior employee shall be required to work. Nothing in this paragraph shall be construed to require the Company to pay twice for the same work done; if the parties agree that a qualified employee has been neglected as to the offer of overtime, his/her remedy shall be the offer of additional future overtime. Where practical overtime will be distributed equally on a rotational basis. It is agreed that in order to equally distribute overtime, the principle of availability for work must prevail. In view of the above, if an employee is offered overtime, he/she will be charged with overtime credit as though he/she had actually worked. Nothing in this Section shall affect the right of the Company to require the entire plant and/or an entire department or classification to work overtime, in which case the entire department or classification will be required to work.


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Article IX  Wages

Section 1.0

      Wages will be paid as per Schedule A with the exception of the eleven (11) red circled employees who are above the job rate as of the date of ratification.

      Effective September 13, 1996  $.15
      Effective September 13, 1997  $.25
      Effective September 13, 1998  $.25

Section 2.0    Reporting Pay

      If an employee reports for work at his/her regularly scheduled starting time without having been previously notified not to report, he/she shall be given four (4) hours work at the employees regular rate of pay. If no work is available the employee shall receive four (4) hours pay; provided, however, that all of the foregoing shall not be applicable in the case of labor disputes or contingencies such as an "act of God," fire, power failure, riots, civil disturbances, or other causes beyond the Company's reasonable control. An employee who does not elect to do the work assigned to him/her will not receive any pay under this section.

Section 3.0    Night Shift Premium

      Employees assigned to the second shift will be paid a shift premium of twenty-five ($.25) per hour for each hour worked on that shift. The third shift pay differential shall be thirty-five ($.35) per hour.

Article X   Holidays

Section 1.0

      All employees who have completed their probationary period shall be eligible to receive the following holidays with pay irrespective of the day of the week on which the holiday falls:

      New Year's Day          Day After Thanksgiving
      Good Friday             Christmas Eve Day
      Memorial Day            Christmas Day
      July 4th                Floating Holiday
      Labor Day               Employee's Birthday
      Thanksgiving Day

Section 2.0

      Should any of the holidays fall on Saturday or Sunday, the day celebrated as such shall be either Friday or Monday. Regarding the designated Floating Holiday, each December the


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Company will provide a list of potential Floating Holiday alternatives for the next year time frame which do not conflict with key production or shipping days of the Company. Such fists will then be voted on by all Company employees. The alternative day receiving the most votes will become the designated Floating Holiday to be celebrated during the next year. Employees shall be entitled to use their birthday as a holiday. Such holiday shall be taken within the contract year or be lost.

Section 3.0

      The pay for each holiday shall be eight (8) times the individual employee's current hourly base rate.

Section 4.0

      An employee who is absent from work without reasonable cause on the workday before or the workday after a holiday shall not be entitled to holiday pay. For the purpose of determining eligibility for holiday pay, Saturday work shall not be considered "the workday before or the workday after" a holiday.

Section 5.0

      Employees on an authorized leave of absence for any reason shall be entitled to holiday pay unless such employees are absent from work as follows:

      a. The entire week immediately preceding the week in which such paid holiday occurs; and
      b.    The entire week during which such paid holiday occurs;
            and
      c. The entire week immediately following the week in which such paid holiday occurs.

Section 6.0

In the event an employee works on one (1) of the above mentioned legal holidays, then such employee shall be compensated at the rate of time and one-half (1-1/2) for those hours worked in addition to all holiday pay to which the employee is entitled.

Article XI  Vacation

Section 1.0

      Within any calendar year, an employee shall be eligible for vacation as follows:

      a. Employees who have completed one (1) year through four (4) years of continuous service shall receive two (2) weeks paid vacation.


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      b.    Employees who have completed five (5) years through fourteen (14)
            years of employment shall receive three (3) weeks paid vacation.
      c. Employees who have completed fifteen (15) through twenty-four (24) years of employment shall receive four (4) weeks paid vacation.
      d. Employees who have completed twenty-five (25) or more years of employment shall receive five (5) weeks paid vacation.

Section 2.0

      Every effort shall be made by the Employer to provide the opportunity for employees to take vacations at times desired by them, giving due consideration to the operating needs of the Employer if requests for vacation periods are submitted at least s (60) days prior to the first day of the vacation period request. In the event of a conflict in dates requested, vacation periods shall be granted on the basis of seniority.

Section 3.0

      In the event that a paid holiday falls within a vacation period, employees entitled to holiday pay shall be entitled to either receive such holiday pay in addition to the vacation pay herein provided, or the employee may upon request add to the vacation the day or days covered by the holiday.

Section 4.0

      Vacation pay shall be paid on the payday immediately preceding the vacation period. Provided one week's notice is given. Vacation pay for forty
(40) hours or more will be paid via a separate check.

Section 5.0

      Employees who are absent from work due to a leave of absence for any reason prior to the commencement of a vacation period shall receive pro rata vacation pay (but not length of vacation) as follows:

Percentage of workdays absent                              Percentage of
in last twelve (12) month period                           vacation
or since last vacation period,                             pay to which
whichever period of time is shorter                        the employee is
                                                           entitled.
-----------------------------------------------            -------------------
      16% or less                                                 100%
      17%-25%                                                      90%
      26%-33%                                                      80%
      34%-42%                                                      70%
      43%-50%                                                      60%


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      51%-60%                                                      50%
      61%-70%                                                      40%
      71%-75%                                                      30%
      76%-80%                                                      20%
      81%-90%                                                      10%
      91%-100%                                                      0%

Section 6.0

      Employees who have completed one (1) year or more of continuous service with the Company will be granted pro rata vacation pay, if they resign with two
(2) weeks prior notice.

      Employees discharged for cause will not receive pro rata vacation pay.

Section 7.0

      When unforeseen circumstances arise during the normal work week which cause an employee to miss work, such time away can be used as vacation time provided a minimum of 48 hours advance notice is given, (this may be modified if the Company believes that extenuating circumstances justify an exception), and such time off is limited to four (4) hour or eight (8) hour increments per instance.

A maximum of five (5) vacation days can be utilized in this fashion per year. Such circumstances shall include medical, legal, or financial appointments which cannot be scheduled around normal working hours.

Section 8.0

Vacation must be taken in the year earned. Unused vacation hours will not be carried over to the next anniversary year.

Section 9.0

Employees who voluntarily work with the consent of the Company during their vacation periods shall receive pay as aforesaid in addition to regular earned pay for such periods. Vacation not used prior to the employee's anniversary date will be paid in a lump sum payment to the employee.

Article XII Perfect Attendance Recognition

      Employees may earn a bonus of two (2) hours of base earnings for each quarter year (3 months) of perfect attendance. Missing time one quarter will not jeopardize earnings for any other quarter, but the bonus hours will be forfeited for that quarter. Quarters of the year are: 1) January, February, March; 2) April,


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May, June; 3) July, August, September; 4) October, November, and December.

      To earn bonus hours, employees must work an entire quarter without any lost time. In checking attendance for this program, an absence is defined as any scheduled work day missed for reasons other than death in the family, jury duty, or approved leave of absence. A scheduled day includes properly notified mandatory overtime, and voluntary overtime (when an employee volunteers to work overtime the time becomes a scheduled work day).

      The Company may pay off at each employee's current hourly rate after each quarter if requested by the employee. The maximum accumulation of eight hours per year will be paid out at the end of the fourth quarter reconciliation.

      Employees who have worked an entire year (January I through December 3 1) without any absence under program rules will be awarded a fifty dollar ($50) U.S. Savings Bond at a designated time after the year has ended.

Article XIII Insurance and 401(K) Savings Program

Section 1.0    Group Insurance

Eligibility: First of month following successful completion of probationary period.

      o     Life Insurance/Accidental Death & Dismemberment insurance benefit:
            One (1) times base salary.

      o Medical Insurance: Point of Service Plan that includes indemnity plan benefits, and Preferred Provider Organization (PPO). Current Medical Plan includes vision coverage if Preferred Provider is utilized.

      o Dental Insurance: Indemnity coverage up to $1,500 coverage per person per year, or Dental Maintenance Organization benefits for using preferred providers.

Employee Co-Pay Medical & Dental

                  Base Annual Earnings    Base Annual Earnings
                  of $20,000 or less      over $20,000
Medical
Employee                $1.28/week              $2.57/week
Employee + 1            $3.78/week              $6.3 1 /week
Employee + Family       $7.54/week              $11.96/week

Dental
Employee                $.58/week
Employee + 1            $1.83/week
Employee + Family       $2.67/week

      o Short Term Disability Insurance: 60% regular weekly base salary to a maximum of $250 per week for up to 26 weeks beginning 8th day of disability.

      o     Voluntary Supplemental Accidental Death & Dismemberment Program:
            Coverage available from $25,000 to $500,000 at Employee cost.

Section 2.0    401 (k) Savings Plan

Eligibility: The first quarter after reaching age 21 with one (1) year of service.

Benefits:

      o     Variety of investment options.

      o Voluntary employee pre-tax contributions from 1%-15% of annual salary.

      o Each employee will be permitted to participate in the Employer's 401(k) Plan, as currently in effect on the date hereof It being expressly understood that the Employer does not currently contribute to its 401(k) plan. In the event the Employer contributes to its 401(k) plan for its non-union employees, the Employer agrees that it will also contribute in the same manner for Union employees.

Article XIV Bereavement

If a regular, full-time employee on the active payroll is absent from work for the sole purpose of arranging for or attending the funeral of a member of his immediate family, as defined below, the Company shall pay him for eight (8) hours at his straight time hourly rate for each day of such absence up to a maximum of three (3) days, provided: (a) The employee notifies the Company of the purpose of his absence, (b) the days of the absence are the day before, the day of and the day after the funeral; (c) the day of absence is a day during which the employee was scheduled to work and would have actually worked but for the absence, and (d) the employee, upon request furnished proof satisfactory to the Company of the death, his relationship to the deceased, the date of the funeral and the employee's actual attendance at the funeral. For purpose of his Section, a member of the immediate family means the employee's spouse, children, parents/or legal guardian, brothers, sisters, grandparents, mother in-law or father in-law.

Article XV  Leave of Absence

Section 1.0

      Leave of absence may be granted to an employee, who has completed his/her probationary period for good cause subject to reasonable extension; provided, the employee requests such extensions prior to the expiration of his leave of absence.

Section 2.0

      An employee desiring a leave of absence shall make application at least five (5) working days prior to the desired effective date. This requirement is waived in cases of actual emergencies.

Section 3.0

      Good cause for granting leaves of absence shall include personal illness or accident, death or serious illness in the immediate family, Union business, and other reasons acceptable to the Company. Written substantiation satisfactory to the Company must be submitted.

      The Company and the Union agree to abide by the Family Medical Leave Act
A). Duration of the leave shall not exceed the Act.

Section 4.0

      Any employee who may require off to attend Union conventions, meetings, or other official Union functions shall be granted such leave without pay, but with continued accumulation of seniority; provided:

      a.    The employee gives the Company two (2) weeks advance notification.
      b. There will only be two (2) employees per one hundred (100) employees in the bargaining unit allowed at any one time.
      c. There will only be one (1) employee from any one (1) department allowed at any one time.
      d.    Such leave shall not last longer than two (2) weeks.

Section 5.0

      An employee certified by the Union to be a full time Union official shall, at the request of the Union, receive a leave of absence to engage in work pertaining to the business of the Union. Such an employee shall accumulate seniority throughout the period of leave of absence. However, only one (1) employee will be allowed such leave at any one (1) time which will be limited to six (6) months, and may be extended for an additional six (6) months upon mutual agreement between the Company and the Union.

Section 6.0

      Leaves of absence shall not be granted for the purpose of allowing an employee to take another position, to seek or try out new work, or to enter business for himself, and similar reasons.

Section 7.0

      Leaves of absence will be granted only when the manning requirements of the Company permit, except in cases of actual emergencies.

Section 8.0

      If application for leave of absence is denied and the employee leaves, or if the employee fails to return to work at the expiration of a granted leave of absence, then such employee shall be considered to have voluntarily quit.

Section 9.0

      Upon return to work from a medical leave of absence, not in excess of six
(6) months, the employee shall be reinstated to their regular assigned job if the employee returns to work with a written physician's statement within three
(3) working days after their release. For approved personal leaves of up to thirty (30) days, the employee shall be reinstated to their regular assigned job.

      In the case the job has been abolished during an employee's leave of absence, such decisions shall apply to re-employment as would have applied had such employee been at work at the time the job was abolished.

Section 10.0

      The Chief Shop Steward shall be notified of all leaves of absence granted.

Section 11.0   Military Service

      A. An employee, who is drafted, volunteers, or is recalled to active duty in the United States Military Service, upon completion of his first service period, having served no more than four years (five if required to serve a fifth year due to war or other emergency) shall if application is made within ninety (90) days after he is honorably discharged from active duty, be reinstated to his last held job classification with full seniority rights as if he had been actively employed by the Company during the period of his military service. Provided, the employee is still qualified to perform the duties of his last held job classification and provided, further, the Company's circumstances have not so changed to make it impossible or unreasonable to employ him.

      B. An employee reinstated, as provided in Section I above, shall receive an hourly rate of pay equal to his rate of pay at time of entering military service together with any adjustments having been made in the rate of pay of his job classification, during his absence. Time spent in the military service shall not be considered as employment for the purpose of calculating any periodic increases which he would have received had he been actively employed by the Company.

      C. An employee required to serve Military Reserve or National Guard Duty will be granted an unpaid leave of absence without break in continuous service, provided military orders are presented in advance of such leave or upon return when reporting in advance was not possible. Employees on approved military leave may use vacation pay during this period.

Article XVI Jury Duty

      An employee who has completed Its probationary period, who is summoned for jury service and who presents to the Company proper evidence as to jury service and the amount of compensation received for such service, shall be paid the difference between his compensation as a juror and an amount equal to eight (8) times his hourly base rate of pay for each day of jury service performed during the regular workweek on which the employee otherwise would have been scheduled to work but not to exceed (20) days in any one calendar year. (Mileage reimbursement received for jury service shall not be considered as jury compensation for the purpose of calculating differential pay.) The provisions of this Article are not applicable to an employee, who, without being summoned, volunteers for Duty. Employees who are released from Jury Duty during the first half of their regular shift, when reasonable, are to report to work to complete the remaining hours of work on that shift.

Article XVII    Grievance and Arbitration Procedure

Section 1.0

      The Company and the Union agree to meet and deal with each other through their duly accredited officers, committees and representatives on all matters relating to hours, wages, and other conditions of employment relating to the employees of the Company covered by this Agreement. Should any employee feel that he has been aggrieved, there shall be no suspension of work on account of such differences, but an earnest effort shall be made to settle such differences in the following manner:

      Step 1. The grievance shall be taken up with the employee's supervisor by the employee, or by the employee and his/her shop steward, within two (2) regular working days after the event causing the grievance. No action or matter shall be considered the subject of a grievance unless a complaint is made within two (2) regular working days of its occurrence. The supervisor shall give his answer to the grievance within two (2) regular working days after receipt of the grievance.

      If the grievance is not resolved at this Step, it shall be referred to Step 2 within two (2) regular working days after receipt of the reply of the supervisor.

      Step 2. If settlement is not reached in Step 1, the Chief Shop Steward shall present to the foreman for his forwarding to the designated Company Representative, a written statement of the grievance by the aggrieved employee, giving all pertinent information relative to the grievance and indicating the relief requested. The designated Company Representative shall give his written reply to the grievance within three (3) regular working days. If the grievance is not resolved at this Step, it shall be referred to Step 3 within three (3) regular working days after receipt of the reply from the designated Company Representative.

      Step 3. If a settlement is not reached at Step 2, the grievance shall be referred to the designated Company Representative within three (3) regular working days who will arrange a meeting with the Business Representative of the Union on a mutually satisfactory date. At this meeting, the final decision of the Company will be given unless otherwise agreed upon. It is agreed that upon request the employee filing the grievance, and the Chief Shop Steward shall be allowed to be present at the meeting described in this Step.

      Step 4. In the event the grievance is not resolved in the preceding steps, the grievance may be appealed to arbitration, by the Union, by submitting a letter of intent to arbitrate within thirty (30) days of the Company's final decision sent to the Director of Human Resources at the address of record. At which time the parties will request from Federal Mediation and Conciliation Service a fist of seven (7) names, one of who will act as arbitrator. The arbitrator will be selected by the parties by first flipping a coin as to who will strike the first name and then will alternately strike until one is left who will be the arbitrator.

      The arbitrator shall have no authority to modify or subtract from or change any of the terms or conditions of this Agreement. The decision of the arbitrator shall be final and binding upon the employee, the Union and the Employer. The expense of the arbitrator and the conduct of the hearing, excluding any expenses incidental to the production of witnesses, shall be shared equally by the parties.

Section 2.0

      Failure of the Employer to answer in any of the steps above within the time limits will permit the Union to move the grievance to the next step.

Section 3.0

      Should the Union fail to move the grievance to the next step within the time limits specified, the grievance is settled in that step based on the Employers answer, unless the Union notifies the Employer of its intent to proceed to the next step.

Section 4.0

      Employees may be disciplined for violation thereof under the terms of this Agreement, but only for just cause and in a fair and impartial manner. A grievance concerning the discharge or suspension of an employee may be filed by the Chief Shop Steward or his alternate, within five (5) regular working days and shall be initially referred to the Third Step.

Section 5.0

      The time limits set forth in this Article may be extended by mutual agreement.


Article XVIII  Disciplinary Action

      It is the policy of Everest & Jennings, Inc. to develop and encourage a just and equitable system of administering discipline. Plant rules and procedures will be distributed to all employees at the time of hire and be posted on the Company bulletin board. Violations of such rules, other than those identified as dischargeable offenses, will be addressed utilizing progressive discipline, however, rule infractions will be handled separately. Rule infractions, other than those rules identified as dischargeable disciplinary action will include a verbal warning, written warning, suspension and discharge for repeated offenses. However, the Company reserves the right to consider all factors involved including the type of conduct and whether it was injurious to security, personal safety, employee welfare or Company operations in dispensing disciplinary action.

      With the exception of discharge, disciplinary warnings shall become ineffective as soon as twelve (12) months have passed without the employee receiving any further warnings or disciplinary action.

      It is understood by the parties the Absentee Control Program is administered separately.


Article XIX    Safety

Section 1.0

The Company shall make reasonable provisions for the safety and health of its employees at the plant and warehouse during the hours of employment. There shall be a Joint Safety Committee which will meet monthly to:

      1.    Establish and maintain an accident prevention program;

      2. Investigate accidents and recommend actions to help prevent recurrence;

      3. Establish, review, and maintain safety rules and regulations as necessary;

      4. Make safety tours for the purpose of accident prevention and to promote good housekeeping throughout the facility;

      5. Assist Company to comply with all applicable municipal, state, and federal safety regulations.

Article XX  Drug Testing

Section 1.0

      Employees are prohibited from the use, sale, dispensing, distribution, possession, or manufacturing of illegal drugs and narcotics or alcoholic beverages on Company property or work sites. In addition, employees are prohibited from the off-premises possession, use, or sale of illegal drugs when such activities adversely affect job performance, job safety, or the Company's reputation in the community.

Section 2.0

      At the discretion of Employer, employees may be required to submit to a drug test, to determine if the employee is using, under the influence of, or is otherwise impaired by (illegal) drugs or alcohol. Employees are warned of the lingering effects of certain drugs in their system. Employees may be selected to submit to a drug test where either: the Employer has reasonable suspicion to believe that an individual employee or group of employees is in violation of this Article and/or violation of Company policy; or by being selected randomly if the employee is in a safety-sensitive position.

Section 3.0

      Failure to submit to any examination allowed under this section, or any attempt to tamper with specimens or falsify or alter test results shall constitute just cause for discharge. The Employer may elect to have a supervisor accompany the employee to the testing site. All urine specimens shall be subject to an initial screen using an EMIT-type analysis. All positive results from an initial screen shall be confirmed via gas chromatography-mass spectrometry techniques. No specimen shall be identified as "positive" except upon receipt of the results of the confirmation test.

Section 4.0

      While employees may be subject to disciplinary action up to and including immediate dismissal, for violations of the policy expressed in this Article, the Employer shall offer a reasonable accommodation as required by law, to employees who request such accommodation.

Article XXI Management Rights

Section 1.0

Except as limited by a specific provision of this Agreement, the Employer retains the exclusive right to manage its business and direct the working force including, but not limited to, the rights hereinafter enumerated: to decide on the products to be manufactured, the methods of manufacture, the materials to be used, and the discontinuance of any product, material, or method of production; to introduce new equipment, machinery, or processes; and to change or eliminate existing equipment, machinery, or processes; to decide on the nature of materials, supplies, equipment, or machinery to be used, and the price to be paid; to select the working force in accordance with requirements determined by management; to establish reasonable rules governing employment and working conditions; and to determine the size of the work force. The existing practice of subcontracting or outsourcing of such work as deemed necessary shall win not subcontract work for the sole purpose of continue. However, the Company will not subcontract work for the sole purpose of eroding the bargaining unit.

Section 2.0

      The above rights of management are not all inclusive, but indicate the type of matters or rights witch belong to and are inherent to management. Any of the rights, powers, and authority the Company had prior to entering into collective bargaining are retained by the Company except as expressly and specifically abridged, deleted, granted, or modified by this Agreement.

Section 3.0

Failure by the Company to exercise any of its management rights at any time shall not be considered to be an abandonment of such rights.

Article XXII   Alteration of Agreement

      No agreement, alteration, understanding, variation, waiver, or modification of any of the terms, conditions, or covenants contained herein shall be made by employee or group of employees with the Company and in no case shall it be binding upon the parties hereto unless such agreement is made and executed in writing between the parties hereto.

      The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent in the future enforcement of all the terms and conditions herein.

Article XXIII   Separability

      If any section or part thereof of this Agreement is in conflict with any applicable Federal or State law or regulation, such section shall be amended or deleted from this Agreement or shall be deemed to be in effect only to the extent permitted by such law or regulation. In the event that any provision of this Agreement is thus tendered inoperative, the remaining sections shall nevertheless remain in full force and effect.

Article XXIV   Notices

Section 1.0

      Any notices required under the terms of this Agreement shall be given in writing to the following addresses of record:

      a)    To the Company - addressed to:

            Everest & Jennings Inc.
            3601 Rider Trail South
            Earth City, MO 63045

      b)    To the Union - addressed to:

            International Association of Machinist and Aerospace
               Workers
            12365 St. Charles Rock Road
            Bridgeton, MO 63044

Section 2.0

      Either party desiring to change the identity of the person to be addressed as set forth in Section 1.0 may do so at any time by giving notice thereof to the other party in writing by certified mail.

Article XXV    General

Section 1.0

      Temporary agency employees brought into the factory or warehouse will be hired or released after thirty days consistent with the Union security and seniority sections of the labor agreement.

Section 2.0

      The Company will provide a designated area of the lunch room's bulletin board to the Union for the purpose of posting notices relating to Union business. All notices so posted will be authorized in advance by Human Resources.

Section 3.0

      Plant Rules and Procedures; Safety Rules; Attendance Policy and the DRUG AND ALCOHOL FREE WORKPLACE ACT OF 1988 have been promulgated as set forth in Amendments A through D attached. Said work and safety rules may be amended by the Company from time to time at the discretion of the Company. The Union will be notified prior to implementation.


Article XXVI   Duration

      This Agreement shall remain in full force and effect from September 13, 1996, and shall expire at midnight September 13, 1999. If either party desires to cancel or amend this Agreement as of said expiration date, such party shall give written notice to the other party at least sixty (60) days prior to said date. In the absence of such notice, this Agreement shall become automatically renewed for an additional year, and from year to year thereafter, subject to sixty (60) days' written notice of termination prior to any anniversary of such expiration date.

      IN WITNESS WHEREOF, this Agreement has been executed by the Parties the 12th day of November, 1996.

EVEREST & JENNINGS, INC.                     District No. 9,
                                             INTERNATIONAL ASSOCIATION
                                             OF MACHINISTS AND
________________________________             AEROSPACE WORKERS
Cherie L. Antoniazzi
Executive Director Human
Resources                                    ________________________________
                                             Phil Gruber
                                             Union Business Representative
________________________________
Melenie Broyles

Manager, Human Resources                     ________________________________
                                             Everday Wilkins
                                             Chief Steward


                                             ________________________________
                                             Catarino Velazquez
                                             Union Negotiating Committee


                                             ________________________________
                                             Scott Grohs
                                             Union Negotiating Committee

                               LETTER OF AGREEMENT

November 12, 1996

BENEFIT PROGRAMS

This "Letter of Agreement" confirms mutual understanding between the Company and the Union that upon consummation of the acquisition of all of the shares of the Company by Graham-Field Health Products, Inc., a review of the benefit programs will be undertaken. The Company agrees that the benefits offered to the employees will be, in the aggregate, equal to the value of the benefits currently provided. The Company will discuss any proposed changes to the benefits structure with the Union.

Notwithstanding anything to the contrary contained in this Agreement, the benefits and plans of insurance referred to above are qualified in their entirety by reference to the underlying policies and contracts of insurance or statues or regulations. The terms of any contract, statute or regulation in respect thereof by any insurance agency or governmental agency shall be controlling in all matters pertaining to the existence of and extent of benefits and conditions.

The undersigned agree with the terms of the above letter.


FOR THE COMPANY                              FOR THE UNION


________________________________             ________________________________
Cherie L. Antoniazzi                         Phil Gruber
Executive Director Human                     Union Business Representative
Resources

                                             ________________________________
________________________________             Everday Wilkins
Melenie Broyles                              Chief Steward
Manager, Human Resources

                                             ________________________________
                                             Catarino Velazquez
                                             Union Negotiating Committee


                                             ________________________________
                                             Scott Grohs Union Negotiating
                                             Committee

                               LETTER OF AGREEMENT

November 12, 1996

SEVERANCE

      Everest & Jennings will make severance payments to employees with seniority, whose employment is terminated by the Company as a result of the closing of the operations covered by this Agreement as follows:

                 $750 or $100 per year of service, whichever is
                     greater to a maximum amount of $1,500.

      For purposes of calculating severance benefits, partial years of service, as of the date of termination of employment, will be rounded off to the next full year. Severance benefits will be paid to employees in full at the time of termination, as the result of the plant closing.

      It is understood by the parties that employees whose service with the Company is terminated as a result of the cessation of operations covered by this Agreement, waive any and all rights accruing under the current Labor Agreement, and that paid severance benefits are full and final settlement of any and all claims by employees and the Union.

      This agreement shall remain in effect through the term of the Collective Bargaining Agreement.


FOR THE COMPANY                              FOR THE UNION


________________________________             ________________________________
Cherie L. Antoniazzi                         Phil Gruber
Executive Director Human                     Union Business Representative
Resources

                                             ________________________________
________________________________             Everday Wilkins
Melenie Broyles                              Chief Steward
Manager, Human Resources

                                             ________________________________
                                             Catarino Velazquez
                                             Union Negotiating Committee


                                             ________________________________
                                             Scott Grohs Union Negotiating
                                             Committee

                                                                       Amendment

                            Everest & Jennings, Inc.
                           Plant Rules and Procedures

The following conduct is prohibited and will not be tolerated by the Company.

Examples of disciplinary infractions which may lead to discharge as a result of the progressive disciplinary system are:

1.    Disorderly, immoral, or questionable conduct on Company property.

2.    Disregard of safety and health regulations.

3. Repeated negligence resulting in inferior or poor work, or wastage of materials.

4. Using threatening, abusive, or profane language to an employee or visitor on Company premises.

5. Performing work of a personal nature, visiting other departments, or deliberately loitering on the job, or idling in restrooms or elsewhere during working hours.

6. Engaging in or encouraging horseplay of any kind such as g, scuffling, throwing things, distracting, or startling others, creating confusion, or acting in a disorderly manner.

7. Failure to perform work in accordance with blueprints, operation sheets, actions, or established standard, both as to quality and quantity.

8. Failure to be in place and ready to start work at the beginning of the s after breaks, and lunch.

9. Failure to attain goals satisfactorily as established by management both verbally and in writing.

10. Failure to comply with all traffic, speed, and parking regulations while on Company premises, as well as other Company policies.

11. Creating or contributing to unsanitary or disorderly housekeeping conditions.

12. Leaving your work station without permission from your supervisor, or proper relief during absence.

13.   Gambling or any illegal form of lottery on Company premises.

14.   Unauthorized overtime.

15.   Unauthorized use of Company equipment, time, materials, or facilities.

These lists of prohibited conduct are illustrative only; other types of conduct injurious to security, personal s, employee welfare and the Company's operation also may be prohibited.

The above stated policies supersede any previous written or verbal policies in accordance with the standards of conduct of Everest & Jennings, Inc.

                            Everest & Jennings, Inc.
                           Plant Rules and Procedures

It is the policy of Everest & Jennings, Inc. to develop and encourage a just and equitable system of administering discipline in the workforce. A disciplinary system is required to protect the majority of employees against the action of a few who do not conform to recognized standards of business conduct.

Employees at Everest & Jennings, Inc. must cooperate in observing all rules established for their protection and guidance. Therefore, without prejudice, the following are considered cause for discharge in accordance with the Company's procedure for disciplinary action:

1.    Possession of firearms or unauthorized weapons on Company premises.

2. Fighting, provoking a fight, unlawful harassment or attempted bodily injury.

3. Destruction or misuse of property; deliberate abuse of tools, machines, or materials; damaging or defacing Company or another employee's property.

4. Posting or removal of notices, signs, or written material of any form on bulletin boards or Company property at any time without specific written authorization from the Human Resources Department.

5. A general attitude of insolence or disrespect, or inability to work harmoniously and cooperatively with one's fellow workers.

6. Theft or borrowing an employee's or Company property without prior authorization.

7. Punching another's timesheet, falsifying any Company document, including time records, or giving false information in connection with your own work, the work of any other employee, or any job related or Company activity.

8. Making or publishing of false, vicious, or malicious statements concerning any employee, manager, the Company, its products or its reputation.

9. Reporting to work or on the Company premises while under the influence of intoxicants (liquor or drugs), or use or possession of the same on Company property. (Use of prescription drugs on Company premises is permitted with advanced approval of the Human Resources Department).

10. Selling, buying, or furnishing alcoholic beverages, drugs, or controlled substances to others on Company property.

11. Tardiness or excessive absences from work, including no report/no call absences as defined in the Absentee policy.

12. Insubordination - refusal to carry out instructions, work assignments, or orders given by management.

13. False reporting of an on-the-job accident, injury, or occupational illness.

14.   Walking off the job.

15.   Sleeping on duty.

                                                                     Amendment B

Everest & Jennings, Inc.
                          Plant Rules and Procedures

1.    Report all accidents to your supervisor immediately, no matter how minor.

2.    No running or jumping in the plant at any time.

3.    Throwing materials of any kind is prohibited.

4. Pallets must not be placed or stored on end. Pallets must be stored flat. The pallet stack cannot exceed five feet. Stacked, broken down boxes cannot exceed five feet unless shrink wrapped.

5.    No horseplay is allowed at any time.

6.    Work areas must be kept clean and orderly at all times.

7.    Sliding down hand rails on stairs or ladders is prohibited.

8. Employees must walk on the outside of aisles, never in the center, and be alert for forklift traffic at all times.

9. Equipment and machinery (including forklifts) are to be operated by trained and authorized personnel only.

10.   The trash compactor is operated by authorized personnel only.

11.   Passengers are not allowed on forklifts or handjacks.

12. Use or being under the influence of, or possession, sale or consumption of any intoxicants, drugs, illegal substances or narcotics of any nature is prohibited and is cause for immediate discharge.

13.   Tools and equipment are to be used for their designed purpose only.

14.   Do not converse with forklift operators while forklift is in motion.

15. Proper equipment guards must be in place at all times while equipment is operating. If guards are removed, they must be replaced before equipment is restarted. If guards are misadjusted, they must be properly adjusted before the equipment is restarted.

16. Safe work procedures must be used at all times, short cutting safety devices is prohibited.

17. Proper safety protective equipment must be worn on all jobs requiring this equipment. When in doubt, ask your supervisor.

18. Air hoses are not allowed to be used to blow off clothing or exposed areas of the body. An air bubble in the blood stream can be fatal!

19. Safety cages or safety harness must be used when lifting employees off the floor with forklifts.

20. Shoes must be of sturdy leather or leather-like construction. Heavy leather-like athletic shoes will be permitted. No open-toed, open-back canvas type, nylon, or suede shoes are permitted. All shoes must have a heavy sole; moccasins are not permitted. The only exception are drivers and visitors who are not employees of Everest & Jennings who are walking in designated aisles to a designated job site or area.

21. The wearing of halter tops, half shirts, sleeveless shirts, shorts, or culottes are prohibited.

22. Smoking is restricted to designated areas only. Note: You must be 50 feet away from any site that has a warning "FLAMMABLE" posted.

23. Drawers on desks, file cabinets, etc. should be closed when not in use. Do not have more than one drawer open on a file cabinet at a time to prevent tipping.

24. All four legs of chairs should be on the ground while in use. NO TIPPING BACKWARDS.

25.   Electrical outlets should be used only as intended and not overloaded.

26.   Never use chairs or tables as ladders or platforms.

27. Wearing of radio headphones in the facility is prohibited. Portable battery operated radios may be used, if the volume is kept to a minimum. Abuse will result in the ban of all radios.

28. Machinery must be turned off when leaving your work area for an extended time period, breaks, lunch, and at the end of your shift.

29.   No open food containers or beverages are allowed in the work areas.

                                                                     Amendment C

Everest & Jennings, Inc.
                                    Policy

================================================================================
SUBJECT:  Absenteeism                                              Page 1 of 2
================================================================================

This policy supersedes any prior absenteeism policy.

General:

Your attendance at work is very important to the Company as well as to your fellow employees. Absenteeism and tardiness interrupt the flow of work which causes imbalances in the availability of work. Therefore, employees who miss work penalize those who do not. Your record of attendance is an important part of your personnel file and may affect your ability to secure a promotion or future employment. Excessive and habitual absenteeism or tardiness, regardless of cause, cannot be tolerated.

Definition:

An absence is defined as any scheduled work day missed for reasons other than death in the family, jury duty, or approved leave of absence. A scheduled day includes properly notified mandatory overtime, and voluntary overtime (when an employee volunteers to work overtime the time becomes a scheduled work day).

An illness of two (2) or more days will be counted as one (1) absence, ONLY if the employee produces a doctor's excuse. A one (1) day's absence with a doctor's excuse counts as one absence. In no case may an employee return to work without a doctor's excuse after three (3) days or more of illness or injury.

Section I:

A tardy will be counted on your record as follows:

a. If you clock in one minute after your scheduled starting time, but less than 61 minutes, you will be marked with one tardy on your attendance record. Three tardies will equal one absence.

b. If you are tardy more than 60 minutes, but less than 240 minutes, this will count as a half-day absence. Two half-day absences will be counted as one absence.

c.    Tardiness of 240 minutes or more, will count as one whole day absent.

When an employee knows that he/she will be absent or late, the department supervisor must be contacted or a message must be left on the attendance phone
(314) 770-5051, no later than one (1) hour after starting time, or it will be considered a no-report absence. Any notification of an absence later than one
(1) hour after starting time, will be considered a no-report absence, unless extenuating circumstances justify an exception.

Section II:

Each employee's daily attendance record will be kept by the department supervisor and will be monitored by the Human Resources Department, so the policy is applied consistently. Disciplinary action will be administered in the following manner.

      Step 1 - Verbal Warning:

      If an employee is absent three (3) times (any combination of the aforementioned definitions) within a 6-month period, that employee will be given a verbal warning. This is recorded on a standard warning form and filed in his/her personnel file.

      Step 2 - Written Warning:

      If an employee is absent four (4) times within a 6-month period, (any combination of the definitions), the employee will receive a written warning. At this time a discussion between the employee and supervisor will be held to review the employee's attendance record.

      Step 3 - Suspensions:

      If an employee is absent five (5) times within a 6-month period, the employee win receive a three (3) day suspension without pay. Two (2) suspensions within one year will result in termination. At s time, a discussion between the employee, supervisor, and Director of Human Resources will be held to review the employee's attendance record and possible avenues of correction.

      Step 4 - Termination:

      If an employee is absent six (6) times within a 6-month period, or has had one suspension and eligible to receive a second suspension within a one year period, the employee will be subject to termination.

Section III -  No Report Absences:

An employee who does not call in to report his/her absence will be given an immediate written warning (Step 2). Re-occurrences of not calling in (whether consecutive or not) will result in progressive disciplinary action (Step 3 and
4) as outlined in

Section II. Three no calls during length of employment will constitute discharge. "Any notification of an absence later than one (1) hour after starting time will be considered a no-call."

Exceptions:

The action described above may be modified if the Company believes that extenuating circumstances justify an exception.

                                                                     Amendment

                   DRUG AND ALCOHOL-FREE WORKPLACE ACT OF 1988

The Everest & Jennings Company is committed to providing a drug and alcohol-free workplace. Drug and alcohol abuse in the workplace is a threat to the safety and health of our employees, and it jeopardizes the efficiency of our operations and the quality of our products.

For these reasons, coming to work under the influence of drugs or alcohol, or the unlawful manufacture, distribution, dispensation, possession or use of a controlled substance in the workplace is prohibited. Further, employees must notify the Human Resources Department of any criminal drug statute conviction for a violation occurring on Company premises not later than five (5) days after the conviction.

Pursuant to the Drug-Free Workplace Act of 1988, compliance with this policy is specifically made a condition of employment at Everest & Jennings. An employee who violates this policy will be subject to disciplinary action, up to and including discharge.

Employees who believe they may have a drug or alcohol abuse problem are urged to voluntarily and confidential come forward, so the company can assist them in finding appropriate counseling and rehabilitation services. An employee who voluntarily comes forward to seek such assistance before becoming involved in a work related instance of policy violation will not be discharged.

Schedule A

                                         Effective                Effective               Effective
                                     September 13, 1996       September 13, 1997       September 13, 1998
                                   Prob. Rate   Job Rate    Prob. Rate   Job Rate    Prob. Rate   Job Rate
Group 1
Prod. Fab. 1                          7.18         7.48        7.43         7.73        7.68        7.98
Warehouse Worker B                    7.18         7.48        7.43         7.73        7.68        7.98

Group 2
Warehouse Worker A                    7.93         8.23        8.18         8.48        8.43        8.73
Prod. Fab. 3                          7.93         8.23        8.18         8.48        8.43        8.73
Inline Inspector                      7.93         8.23        8.18         8.48        8.43        8.73
Parts Picker                          7.93         8.23        8.18         8.48        8.43        8.73
Polisher                              7.93         8.23        8.18         8.48        8.43        8.73

Group 3
Custom Upholstery                     8.33         8.63        8.58         8.88        8.83        9.13
Hand Brazer                           8.33         8.63        8.58         8.88        8.83        9.13
Lathe Mill/CNC Operator               8.33         8.63        8.58         8.88        8.83        9.13
Parts Coordinator                     8.33         8.63        8.58         8.88        8.83        9.13

Group 4
Custom Assembler                      8.78         9.08        9.03         9.33        9.28        9.58
Tig Welder                            8.78         9.08        9.03         9.33        9.28        9.58
Utility Warehouser                    8.78         9.08        9.03         9.33        9.28        9.58

Group 5
Machine Set Up/Operator               9.23         9.53        9.48         9.78        9.73       10.03
Receiving Inspector                   9.23         9.53        9.48         9.78        9.73       10.03

Group 6
Custom Brazer                         9.73        10.03        9.98        10.28       10.23       10.53
Group Lead Assembly                   9.73        10.03        9.98        10.28       10.23       10.53
Custom Fabricator                     9.73        10.03        9.98        10.28       10.23       10.53
Custom/Fab./Welding                   9.73        10.03        9.98        10.28       10.23       10.53
Inspector

Group 7
CNC Programmer                       10.33        10.63       10.58        10.88       10.83       11.13
Group Lead Brazing                   10.33        10.63       10.58        10.88       10.83       11.13
Group Lead Custom                    10.33        10.63       10.58        10.88       10.83       11.13
Group Lead Shipping                  10.33        10.63       10.58        10.88       10.83       11.13
Group Lead Warehouse                 10.33        10.63       10.58        10.88       10.83       11.13
Sr. Quality Auditor                  10.33        10.63       10.58        10.88       10.83       11.13
Sr. Custom Brazer                    10.33        10.63       10.58        10.88       10.83       11.13

Group 8
Truck Driver/CDL                     10.88        11.18       11.13        11.43       11.38       11.68

Group 8
Maintenance Technical                13.35        13.65       13.60        13.90       13.85       14.15